EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

CHART INDUSTRIES, INC.
August 13, 2007
10:30 a.m. EDT

Coordinator	Good morning. At this time, I would like to welcome everyone to the Chart Industries Second Quarter 2007 Earnings Release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. Thank you. Mr. Biehl, you may begin your conference.

M.Biehl	Thank you. Good morning, everyone. I’d like to thank you all for joining us today. You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting Chart’s Web site at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until August 27th. The replay information is contained in our earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Web site, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

I will now give you an overview of our second quarter results and Sam Thomas, our Chairman, President and Chief Executive Officer, will provide highlights of the operating results for each of our business segments and the outlook for 2007.

We are pleased to report that net sales for the second quarter of 2007 were $167.6 million and represented an increase of 30% compared to net sales of $129.4 million in the second quarter of 2006. Net sales for the second quarter also improved 10% over first quarter 2007 net sales of $152.5 million. This significant sales growth was led by our Distribution & Storage and Energy & Chemical segments.

Our gross profit for the second quarter of 2007 was $51.3 million, or 31% of sales, compared with $36.1 million, or 28% of sales, for the second quarter of 2006. The increase in our gross profit was primarily attributable to higher sales volumes, particularly in our Energy & Chemicals and Distribution & Storage segments. Our gross profit margin improvement was primarily the result of a favorable change in project mix for the Energy & Chemicals segment, which Sam will expand on.

Selling, general and administrative, or SG&A, expenses were $28.8 million, or 17% of sales, for the second quarter of 2007, compared with $17.7 million, or 14% of sales, for the same quarter in 2006. This increase in SG&A expenses was mainly due to $7.1 million of one-time, non-cash stock-based compensation expense and $0.5 million of secondary offering expenses. The stock-based compensation expense resulted primarily from the vesting of performance-based options in connection with our secondary stock offering completed in June. The remaining increase in SG&A expenses was chiefly due to higher employee-related and infrastructure costs to support growth, particularly in our Energy & Chemicals and Distribution & Storage segments. The increase was also due to public company costs incurred in 2007, including Sarbanes-Oxley implementation costs of $400,000, which will continue for 2007 and beyond. Excluding the stock-based compensation and secondary offering charges, SG&A expenses for the second quarter of 2007 would have been approximately 13% of sales.

Amortization expense for the second quarter of 2007 was $2.6 million. For the comparable period of 2006, amortization expense was $3.5 million.

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

This decrease of $900,000 was attributable to some intangible assets being fully amortized at June 30, 2007.

Net interest expense and amortization of financing costs for the second quarter of 2007 was $6.4 million, and for the second quarter of 2006 was $7.0 million. This decrease was mainly attributable to lower long-term debt outstanding as a result of voluntary principal prepayments of $55.0 million in mid-2006, primarily from warrant and option exercise and IPO proceeds, and an additional $40.0 million voluntary prepayment in the second quarter of 2007 largely funded by secondary offering proceeds. The decrease in our interest expense was partially offset by higher interest rates on our senior credit facility.

Income tax expense was $4.3 million for the second quarter of 2007 and represented an annual effective tax rate of 34%. This compares with $2.5 million for the second quarter of 2006, which represented an annual effective tax rate of 32%. The increase in the effective tax rate in 2007 was primarily due to a greater proportion of U.S. earnings that are taxed at higher rates than our foreign earnings.

In summary, our consolidated net income for the second quarter of 2007 was $8.4 million and represented $0.32 per diluted share. Excluding the $7.6 million of one-time stock-based compensation and secondary offering expenses, our 2007 second quarter pre-tax and net income would have been $20.3 million and $13.5 million, respectively, or $0.51 per diluted share. This compares to net income in the second quarter of 2006 of $5.3 million. I would also like to point out that earnings per share for the second quarter of 2006 as reported in our financial statements is not comparable to the second quarter 2007 because of the changes in our capital structure relating to the July 2006 IPO and the June 2007 secondary offering.

Cash provided by operating activities for the six months ended June 30, 2007 was $8.4 million compared with $16.4 million for the same period in 2006. This decrease in cash provided by operations was mainly due to higher working capital levels, primarily accounts receivable and inventory, to support business growth.

For the first six months of 2007, cash used in investing activities was $12.2 million, compared with $23.3 million used in the same period of 2006. Capital expenditures in the first half of 2007 were $10.6 million

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

compared to $7.2 million in 2006. This increase in capital expenditures of $3.4 million was mostly for continued strategic expansions at our Energy & Chemicals brazed aluminum heat exchanger facility in La Crosse, Wisconsin and our Distribution & Storage facility in China to support business growth. Also, $1.6 million of cash was used in the first six months of 2007 to purchase the remaining minority interest in our Czech Republic subsidiary, Chart Ferox. In 2006, $15.9 million of cash was used to acquire Cooler Service.

Cash used in financing activities was $900,000 in the first half of 2007 versus $6.9 million of cash provided by financing activities for the same period of 2006. In 2007, $38.1 million of cash was received from the exercise of the underwriters’ over-allotment option in conjunction with our secondary stock offering and $1.3 million of cash was received from our joint venture partners to fund a Chinese joint venture for the manufacture of cryogenic trailers. Also in 2007, $40.0 million of cash was used to make a voluntary principal prepayment under the term loan portion of our senior credit facility. In the second quarter of 2006, $39.2 million of cash was received from the warrant and option exercises in conjunction with our IPO, and $30.0 million of cash was used to make voluntary principal prepayments under our senior term loan and $2.4 million of cash was used to pay off other short-term debt.

As a result of these activities, we ended the first six months of 2007 with $14.3 million of cash versus $18.9 million at the end of 2006.

I will now turn the call over to Sam Thomas. Sam will review our business segment highlights for the second quarter of 2007 and provide an updated outlook for 2007.

S. Thomas	Thank you Michael, and good morning everyone.

Overall, we were very pleased with our second quarter operating results, especially the improved results in our Energy & Chemicals segment. We continue to benefit from the robust demand in the markets that we serve, particularly the global industrial gas market.

Our Energy & Chemicals segment, or E&C, sales improved by 37% to $58.1 million for the second quarter of 2007, compared with $42.5 million for the same quarter in the prior year. This sales growth of over $15.5 million was primarily due to the inclusion of almost $8.0 million of air

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

cooled heat exchanger sales as a result of the Cooler Service acquisition last year and higher volume for brazed aluminum heat exchangers. E&C gross profit margin increased to 27% in the second quarter of 2007 compared with 15% in the 2006 period. This 12-percentage point increase was mainly attributable to a favorable change in project mix for process systems. As you may recall, we had some projects in the second quarter of 2006 where we had execution issues that significantly increased our costs, primarily the two large, complex field installation projects that have diluted our gross profit margin over the past year. I would also like to mention that E&C’s gross profit margin improved almost 16-percentage points in the second quarter of 2007 compared to the first quarter 2007 as we were able to quickly recover from the brief February strike at our La Crosse, Wisconsin facility, put several fixed price contracts behind us where we had incurred escalating raw material and labor costs, and stabilize the margin impact of the two large installation projects. We are continuing to work diligently with our customers to complete these two projects by the end of 2007 and we expect to maintain the existing margins on these projects until completed.

Our Distribution & Storage segment, or D&S, sales for the second quarter of 2007 increased by 30% to $86.6 million. This compares with $66.5 million for the second quarter of 2006. Bulk storage and packaged gas system sales volumes were favorably affected by the continued growth in the global industrial gas market, price increases to absorb escalating raw material costs, and to a lesser extent foreign currency translation as a result of the weakened U.S dollar compared to the Euro and Czech Koruna. Although D&S is expecting sales growth in the second half of 2007 compared with the second half of 2006, a temporary slowdown in bulk storage tank sales in the U.S. industrial gas market is anticipated in the second half of the year primarily due to the Linde/BOC merger. This merger of two of our significant customers has resulted in what we believe is a temporary reduction in U.S. bulk storage tank activity at these customers, and at Airgas, another customer that purchased part of Linde’s U.S. business, while they digest the change in their tank inventory levels. We do not currently believe this development reflects any long-term trend in the U.S. bulk storage tank business. The D&S gross profit margin declined slightly to 32% in the second quarter of 2007 mostly due to a change in product sales mix.

Our BioMedical segment sales for the second quarter of 2007 improved by 12% to $22.9 million compared with $20.4 million for the same quarter in

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

the prior year. This increase in sales was primarily due to higher volume in the international markets for biological storage systems. BioMedical gross profit margin declined to about 35% in the second quarter of 2007, which compares to 38% for the same quarter of 2006, due to a change in product line sales mix in U.S. markets and raw material surcharges. We currently anticipate these raw material surcharges to moderate in the second half of 2007.

Backlog was $415.3 million at June 30, 2007, an increase of 21% compared with the backlog of $342.2 million at March 31, 2007, and an increase of 50% compared with the backlog of $276.9 million at June 30, 2006. Orders for the second quarter of 2007 were $243.5 million, compared with orders for the first quarter of 2007 of $174.8 million, an increase of almost 40%.

E&C orders for the second quarter of 2007 were an impressive $146.5 million compared with $71.3 million for the first quarter of 2007. As we reported previously, Energy World Corporation awarded us orders totaling in excess of $100 million for four LNG liquefaction trains to be installed by Energy World in Southeast Asia. E&C’s backlog was $315.0 million at June 30, 2007 and represented nearly a 40% increase compared to $226.7 million at March 31, 2007. I would also like to mention that we recently entered into a strategic alliance with Energy World, which reinforces our long-term relationship and positions us to obtain future LNG projects over the next several years.

D&S orders in the second quarter 2007 remained consistent at $76.0 million compared to orders in the first quarter of 2007, reflecting continued demand in the global industrial gas market. D&S’ backlog at the end of the second quarter of 2007 was $92.6 million and declined approximately 12% versus the backlog at the end of March 2007, mainly as a result of very strong sales in the second quarter.

BioMedical orders in the second quarter of 2007 were $21.0 million compared to orders of $26.9 million in the first quarter of 2007. This decrease in orders was primarily attributable to the timing of larger orders. BioMedical had extremely strong order flow in the first quarter of 2007 after coming off of a slow fourth quarter of 2006.

Now, I would like to take a moment to provide you with our outlook for 2007 and explain some changes that were made in our earnings per share

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

outlook as a result of our recent secondary stock offering. Based on our backlog, performance to date and second half expectations, we are reaffirming our sales outlook range of $620 to $650 million. Our 2007 EPS outlook remains unchanged, except for the impact of 1.9 million over-allotment shares issued in the secondary offering and the $7.9 million of non-recurring charges incurred in connection with the secondary offering. Our 2007 EPS range is expected to be $1.26 to $1.38 per diluted share based on 27.3 million weighted average shares outstanding, which includes the 1.9 million over-allotment shares. This range also includes the $7.1 million of non-cash stock-based compensation expense and the $0.8 million secondary offering expenses previously mentioned. Our previously reported earnings per share outlook was a range of $1.54 to $1.66 per diluted share based on 25.8 million weighted average shares outstanding and did not reflect the impact of the secondary offering just explained. Finally, I would like to mention that for 2008, we are currently estimating that the annual weighted average diluted shares outstanding will be approximately 29.0 million.

Thank you for participating in our conference call. This concludes our remarks.

Operator, please open up the lines for questions and provide the participants with instructions for doing so.

Coordinator	Your first question comes from the line of Roger Read with Natexis Bleichroeder.

R. Read	Good morning, gentlemen. E&C, finally looks like maybe those two projects are getting behind you in the numbers. I was wondering, Sam, could you give us an idea, and I guess you talked about this on I believe the Q1 call, the potential for those projects to come back through on a positive note in the back half of the year if you’re able to recover through change orders, etc? Does it still look like that’s a possibility? Is that included in your guidance? Is there any chance left in the back half of the year for any more surprises out of those two projects or can we put those behind us at this point?

S. Thomas	I think I would say that our anticipated results are included in our guidance, one. Two, I don’t expect significant upside opportunities nor do I expect significant surprises from those projects. We’re winding them both down. I think we’ve got the anticipated results fairly well baked in.

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

R. Read	When would those projects be off the income statement? What’s the anticipated completion dates?

S. Thomas	That’s a tough one because there are small change orders and small finish up tasks to fully close them out. I anticipate both will be largely done in the fourth quarter of 2007. There is some possibility of slight overhang into the first quarter of 2008, but I don’t expect it to be material whatsoever.

R. Read	Second question, you mentioned, at least this is the first I’ve heard of it, the alliance with Energy World. Could you give us an idea of exactly what’s involved there? Clearly, it’s a significant award in the second quarter here, but I’m just wondering, what does that lay out? A particular possibility of a level of orders, is pricing at all set in that; maybe just put a little more meat on the bones for us there.

S. Thomas	It’s really a preferred supplier cooperation agreement. We’ve done significant development work with Energy World for what they consider to be a platform for modular plants of relatively small size in the global LNG train sizing range, but they anticipate building multiple plants in those smaller scale sizes in Southeast Asia or Australia. We look at it as a signal of a very positive relationship with Energy World, who has quite an aggressive position and are very optimistic about the LNG market.

R. Read	Just one housekeeping question from me, probably for you, Michael. The corporate costs on a quarterly basis going forward, should we look for something that’s in the $5 million to $6 million range backing out what we saw in the second quarter and what we’ve seen in prior quarters?

M. Biehl	Yes, that would be an appropriate range.

R. Read	Thank you, gentlemen.

Coordinator	Your next question comes from the line of Michael Weisberg with ING.

M. Weisberg	Good morning. A couple of things, if I could. The slowdown in the D&S orders, that’s basically all attributable to the merger, is that right?

S. Thomas	It is. Let me rephrase that. First, we’ve increased capacity significantly in Distribution and Storage at all three locations: The Czech Republic, China

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

and the U.S. Part of the decrease in backlog is the fact that we’re growing sales. The second item is the BOC/Linde merger, where we did see an impact in orders received. I commented that we would expect that to translate into some sales softness in the second half of 2007 as a result.

M. Weisberg	Have you seen any softening in China? Give us a sense of what’s happening in the China and Czech businesses.

S. Thomas	In China the outlook is extremely positive. We’re constrained only by our capacity to grow. In the Czech Republic we’ve come off a period of very high order intake in the back half of 2006, early 2007, and there’s been some moderation of very large tank orders, particularly for LNG projects, in what has been booked in the last three, four months. It’s still very healthy and most areas of the plant are indeed capacity constrained. It’s a very positive outlook.

M. Weisberg	Without putting any specific numbers on this, Sam, could you envision the Czech and China businesses being as much as half of the overall D&S business by next year?

S. Thomas	Conceivably, yes.

M. Weisberg	Great. Could you give us a sense just roughly? The gross margins on E&C, which were 27%, how much of a drain are those two small contracts? It sounds like you’re generating some positive gross margins, but a lot less than the corporate average. Where would gross margins be running if these contracts were off the books?

M. Biehl	Michael, they’d probably be, for the quarter, up more in closer to the 30% range.

M. Weisberg	Wow. Just projecting out, E&C margins would be running 30% without the two problem contracts.

S. Thomas	Right.

M. Weisberg	Great. Are you going to get any revenues from the Energy World business in 2007?

M. Biehl	A little bit, but not much of an impact in 2007.

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

M. Weisberg	Much more of an impact in 2008?

M. Biehl	Yes, definitely more in 2008 and into 2009 even.

M. Weisberg	What’s your sense of gross margins on that contract relative to where your existing E&C margins are?

M. Biehl	It’d be higher on an average basis.

M. Weisberg	You’ll have higher gross margins there?

M. Biehl	Yes.

M. Weisberg	Maybe two more things, if I could. Is there the possibility that the E and W business could be measurably higher than just the four trains they ordered if you look down the road?

M. Biehl	Yes, it’s possible. That’s one of the reasons why we entered into the alliance agreement, that we do believe that there are possibly other projects coming forward.

S. Thomas	Just to clarify, there’s some additional possibility in the late 2008, 2009 timeframe from what we’ve announced. In terms of their plan, they see orders in the future of several times what has been booked if their plans come to fruition.

M. Weisberg	Several times. Great. This is sort of a new venture in the LNG business. Are there other people sort of looking at this? If you want to look out a couple of years, could this be a new niche or a new market within the overall LNG construction business, where you’re less dependent on big, foreign governments which take a long time to do anything and doing more smaller plants by independent companies? Is that something that could spread beyond this company?

S. Thomas	We believe so. There’s a number of people studying these possibilities in Indonesia, Western Australia, Norway and South America, to name a few. There’s also some view that these types of projects would pay off in Russia.

M. Weisberg	Really? That’s great. Great job. Thanks a lot.

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

Coordinator	Your next question comes from Garo Norian with BlackRock.

G. Norian	Hello. I wanted to ask if you guys know of any mix changes in any of the three segments that you would likely see in the second half versus second quarter just to get a sense of what you know is in the backlog.

S. Thomas	Just as we have indicated, if you look at the BioMedical business there’s more strength in biological storage than there is in respiratory globally, and particularly with respect to the U.S. market. In Distribution and Storage, we’ve already indicated that there’ll be some softness in the bulk tank market in comparison to the packaged gas market because of the bleed-off of inventory following the Linde/BOC acquisition. We continue to see very strong demand internationally, both Czech Republic and China, quite a bit of strength in our micro-bulk product range as being one of the leaders.

Within the E&C business, the mix shift is generally with very strong sales for the brazed aluminum heat exchanger product line. In terms of demand, we see quite a bit of strength in the industrial gas markets as opposed to the hydrocarbon markets in the second half. Then in terms of E&C global mix, as we reported previously, the strength is coming from China, Southeast Asia and the Middle East.

G. Norian	Great. Just on the Distribution and Storage side, you guys have kind of lived through a lot of consolidation in customer base over the last several years. Is a six-month time period or six- to nine-months, is that the typical that you’re seeing when inventory adjustments are made by the customers?

S. Thomas	I don’t know that we can say that it’s a typical time, but from our conversations with those customers, they are quite confident and bullish about the strength of their business in new installation. We are back to talking about new projects for which they require additional tanks. We expect that six-month period in terms of order intake is coming to an end and will be largely fed through by the end of the third quarter, saying that the sales hit to us will be largely accounted for in the second half of this year, perhaps a little bit into the first quarter of 2008.

G. Norian	Great. Lastly, tax rate expectations for this year and next year for you guys, what’s the best guess?

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

M. Biehl	It should be in the 34% range for this year and the expectation for next year, it should be very similar.

G. Norian	Thanks very much.

Coordinator	Your next question comes from the line of Chris Agnew with Goldman Sachs.

C. Agnew	Thanks. Good morning. First, on capex, can you outline how you’re progressing with your strategic expansions and therefore what the outlook is for capex for the full year and maybe if you can talk to where you’re spending that capex? Thanks.

M. Biehl	There are two places where we’re spending the largest amount, both in our China Distribution and Storage facility and our Energy and Chemicals, La Crosse, Wisconsin facility. Both of those are moving forward; we expect to have completed the expansions by the end of the third quarter. We should be somewhere for the year in the $25 million to $28 million range for capex compared to the prior year. That would include those expansions for both of those. Again, those are really the primary drivers of capex this year.

C. Agnew	Once you’ve completed towards the end of this year, what should we be thinking about in terms of ongoing capex?

M. Biehl	Probably $15 million to $20 million.

C. Agnew	Does that include further expansion plans?

M. Biehl	There’s some potential there, but it’d probably be at the lower end of that range of $15 million to $20 million. It depends. There are a few pieces of this expansion that may carry over, but right now I would expect it to be closer to the $15 million range going forward with roughly $8 million of that being maintenance capex. Yes, there’s $7 million other types of projects in there on an ongoing basis.

C. Agnew	Thanks. Second, I think on your first quarter conference call you talked about the proportion of fixed price contracts about 75% of your backlog. Can you update us as to where you are at the end of the second quarter? Also, what proportion of those have the ability to put through price increases for commodity costs?

EXHIBIT 99.1
CHART INDUSTRIES, INC.
August 13, 2007/10:30 a.m. EDT

S. Thomas	In terms of the backlog with fixed prices, the percentage which are fixed price would be nominally the same. Of that total, perhaps one-third to one-half has the capability of surcharges or reflecting change orders going into them. It’s not a situation significantly different than we had at the end of the first quarter. Probably the most significant feature of the overall operating environment is that nickel prices appear to have peaked roughly two to three months ago and have moderated, which certainly have been stated that way, which the forecasts are that nickel is going to stay significantly off that peak that was experienced, I think in June. That takes a significant pressure and risk away from us.

C. Agnew	Thanks. Finally, do you have to hand what working capital usage was at the quarter? Thanks.

M. Biehl	I’m sorry, would you repeat that?

C. Agnew	Do you actually have to hand what working capital usage was in the second quarter, cash used?

M. Biehl	Yes, I think we talked about that.

S. Thomas	It was part of the release, was it not?

M. Biehl	From operating activities, which would include the working capital, it was roughly about $6 million of usage, working capital usage.

C. Agnew	Thanks very much.

Coordinator	There are no further questions, sir, at this time.

S. Thomas	We’ll end the call. Thank you very much, everyone. Bye.

Coordinator	This concludes today’s Chart Industries Second Quarter 2007 Earnings Release conference call. You may now disconnect.